UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  October 21, 2015

Anchor Bancorp
(Exact name of registrant as specified in its charter)

Washington	001-34965	26-3356075
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

601 Woodland Square Loop, SE
Lacey, Washington  98530
(Address of principal executive offices and zip code)

(360) 491-2250
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment
            of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)
On October 21, 2015, Anchor Bancorp (the “Company”) entered into an Agreement (the “Agreement”) with Joel S. Lawson IV (“Mr. Lawson”) in connection with its 2015 Annual Meeting of Shareholders (“Annual Meeting”) for the appointment of an additional director to the Boards of Directors of the Company and its financial institution subsidiary, Anchor Bank (the “Bank”).  Mr. Lawson was not eligible to serve as a director pursuant to the Washington residency requirement contained in the Company’s bylaws; however, Mr. Lawson received approximately 67% of the outstanding shares of the Company, in favor of his election to the Board of Directors.  Consequently, the Board of Directors entered into an Agreement to appoint one of two candidates, who are Washington residents, selected by Mr. Lawson to the Company’s and the Bank’s Boards of Directors.  Mr. Lawson’s designee to the Board of Directors will chair a newly formed committee authorized to explore strategic alternatives and retain an investment banker.  The Agreement provides that Mr. Lawson, the new director, and the Company will enter into a standstill agreement that will remain in effect until 30 days before the date that shareholder nominations of directors are due to be submitted for the Company’s 2016 annual meeting of shareholders.  Pursuant to the Agreement, Anchor also will reimburse the expenses incurred by Mr. Lawson in connection with the Annual Meeting for up to $75,000.

The foregoing description is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.07  Submission of Matters to a Vote of Security Holders

(a)
The Company’s Annual Meeting was held on October 21, 2015.  There were a total of 2,550,000 shares of the Company’s common stock outstanding and entitled to vote at the Annual Meeting. At the Annual Meeting, 2,361,648 shares of common stock were represented in person or by proxy, therefore a quorum was present.

The results of the vote for the proposals presented at the Annual Meeting were as follows:

Proposal 1.  Election of Directors.  Four persons were nominated for election to the three open board seats, each for a three-year term.  Directors are elected by a plurality of the votes cast, meaning that the three nominees who receive the most “FOR” votes are elected as directors, subject to their satisfying the qualifications to serve as directors.  Set forth below are results of the voting for the election of directors:

	FOR	WITHHELD	BROKER NON-VOTES
	No. of votes	No. of Votes	No. of votes

Douglas A. Kay	577,440	57,456	1,726,752
George W. Donovan	578,138	56,958	1,726,552
Terri L. Degner	582,018	53,078	1,726,552
Joel S. Lawson IV	1,583,437	100	778,111

Based on the votes set forth above, Douglas A. Kay, George W. Donovan and Terri L. Degner were elected to serve as directors of the Company for a term of three years expiring at the annual meeting of shareholders in 2018 and until their successors have been duly elected and qualified.

The Company reached an agreement with Mr. Lawson IV to appoint a representative of Mr. Lawson as a director of the Company and its wholly owned banking subsidiary, Anchor Bank, within two weeks of the Annual Meeting.  Reference is made to Item 5.02 above for information regarding the Agreement between the Company and Mr. Lawson.

The following directors, who were not up for re-election at the Annual Meeting, will continue to serve as directors:  William K. Foster, Reid A. Bates, Robert D. Ruecker and Jerald L. Shaw.

Proposal 2.  Advisory (Non-Binding) Vote on Compensation of Named Executive Officers: Shareholders approved an advisory (non-binding) vote on the compensation of the Company’s named executive officers as follows:

	Number of Votes	Percentage
For	1,651,829	74.5%
Against	185,626	8.4%
Abstain	378,527	17.1%
Broker non-votes	145,666	--

Proposal 3.  Approval of the Anchor Bancorp 2015 Equity Incentive Plan. Shareholders approved the Anchor Bancorp 2015 Equity Incentive Plan by the following vote:

	Number of Votes	Percentage
For	1,220,002	55.0%
Against	881,289	39.7%
Abstain	117,341	5.3%
Broker non-votes	143,016	NA

Proposal 4.   Ratification of the Appointment of Independent Auditors. Shareholders ratified the appointment of Moss Adams LLP as the Company’s independent auditor for the fiscal year ending June 30, 2016 by the following vote:

	Number of Votes	Percentage
For	2,101,546	89.0%
Against	52,221	2.2%
Abstain	207,881	8.8%
Broker non-votes	--	NA

(c)           None.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

The following exhibits are being furnished herewith and this list shall constitute the exhibit index:

10.1           Agreement in Connection with Anchor Annual Meeting between Anchor Bancorp and Joel S. Lawson IV dated October 21, 2015

99.1           Press Release of Anchor Bancorp dated October 22, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ANCHOR BANCORP

Date: October 23, 2015	By: /s/Jerald L. Shaw
Jerald L. Shaw President and Chief Executive Officer